Exhibit 99.1

Source: Coates International Ltd.

MAJOR CHANGES IN LICENSING THE COATES CSRV ENGINE CREATES POSITIVE ADVANTAGES FOR THE COMPANY.

Tuesday, March 10, 2010-For Immediate Release

WALL TOWNSHIP, NJ. – (PR Newswire) - Coates International, Ltd. (OTCBB: COTE)

Coates International, Ltd. (the “Company” or “Coates”) has consented to the assignment of its Canadian License and the rights to its US License Agreements, subject to the provisions of the Escrow Agreement with Well to Wire Energy, Inc. (“WWE”) to Almont Energy Inc, (“Almont”) a privately held, newly formed independent third party entity based in Alberta, Canada. Almont has made two payments to Coates in February 2010 totaling $700,000 as a prerequisite condition to our consent to the assignment.

Coates has also received a deposit from Almont towards the first shipment of engines expected to be ready for shipment in April 2010. Almont will deliver and install these units.

Almont’s management advised us that the new company was formed for the sole purpose of pursuing its business plan to deploy the Coates Spherical Rotary Valve (“CSRV”) system technology. This decision was based on a number of factors, which included:

1.
Almont management’s expectation is that it is more advantageous to separate the “clean energy” business from the other WWE business activities and that doing so, creates a single focus on the Coates CSRV system technology business plan.

2.	Almont management believes that as a single focused company it will be able to facilitate the process of funding its operations.

A new management team has been installed at Almont to commercialize the CSRV system technology. The management of Almont has stated that it intends to follow and execute the original business plan of WWE very closely.

Almont stated that it was initially capitalized by the management group together with funds raised from a small group of high net worth investors with a track record of proven business and financial success.

In connection with the assignment of the Canadian License and the rights to the US License, Almont has also assumed all of the obligations set forth in the Escrow Agreement between the Company and WWE, with the following modifications:

•
The remaining unpaid balance of the Release Payment is approximately $6 million and will be paid expeditiously. Provided that Almont remits this entire unpaid balance to the Company on or before the Release Payment Date, the US License will be released from escrow and granted to Almont. Almont is required to remit to the Company 60% of all monies it raises from future equity or debt transactions, exclusive of proceeds from equipment purchase financing transactions, until the Release Payment is paid in full.

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Almont has also become obligated to pay the $49 million balance of the US License Fee to the Company. Payment shall be made quarterly in an amount equal to 5% of Almont’s quarterly net profits. In addition, Almont is required to remit a portion of the proceeds it receives from equity or debt transactions, exclusive of equipment financing transactions to the Company until the entire balance of the US License Fee is paid in full. However, the entire $49 million licensing fee is required to be paid on or before February 19, 2015.

The business plan of Almont assumes the purchase of a substantial number of CSRV units over the next 5 years. Almont’s purchase of CSRV units from the Company will be made by way of standard purchase orders, issued based on market and customer demand. Over the 5-year period, Almont anticipates that the volume of total purchases from the Company will be similar to, or potentially exceed the quantities contemplated in our previous arrangement with WWE. Almont plans to finance its purchases from cash flow and by way of project and/or equipment financing, proceeds from issuance of equity or corporate debt instruments and conventional bank financing.

Fax: 732-449-7736

Or

Email: info@coatesengine.com

About Coates International, Ltd.: Coates has been developing over a period of more than 15 years a patented spherical rotary valve CSRV Internal Combustion Engine invented by George J. Coates and his son Gregory. The CSRV system is adaptable to combustion engines of many types. This technology is currently adapted to a number of practical applications, including industrial generators powered by engines incorporating the CSRV technology and designed to operate on flare-off gas from oil wells, landfill gas and raw natural gas. The Company is actively engaged in preparing for the commencement of manufacturing of products utilizing this technology.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include market conditions, regulatory approvals, and other risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact:

Coates International, Ltd.

Alicia Ansbach, 732-449-7717

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